PROMISSORY NOTE

$60,000	February 16, 2005

FOR VALUE RECEIVED, Vitamin Blue, Inc., a Delaware corporation, whose address is 1005 West 18th Street, Costa Mesa, CA 92627 (the "Maker"), promises to pay to the order of Chester Massey, an individual whose address is Private Road Box 55, Eastport, New York 11941, (the ''Noteholder'') the sum of SIXTY THOUSAND DOLLARS ($60,000), plus interest at Eight Per Cent (8%), upon demand. The note may be prepaid, in whole or in part, at any time and from time to time, without penalty.
If any of the following events ("Events of Default") shall occur:

(i)	Maker shall fail to make any required prepayment of this Note in full in accordance with its terms and conditions; or

(ii)
Maker shall fail to make any other payment of the principal and accrued interest due on this Note, when and as the same shall become due and payable, and such default shall continue for a period of thirty (30) days after written notice thereof to Maker; or

(iii)	Maker shall admit in writing its inability to pay its debts as the same become due, or shall make a general assignment for the benefit of creditors; or

(iv)
Maker or any other person shall file a petition seeking entry or decree or order by a court adjudging Maker as bankrupt or insolvent, or the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of Maker, or the institution by Maker of proceedings to be adjudicated as bankrupt or insolvent, or commencing against Maker of any involuntary proceeding to be adjudicated as bankrupt or insolvent if such proceeding is not dismissed or terminated within sixty (60) days, or upon the cessation of business by Maker as a going concern, or the adoption or execution of any plan of dissolution or liquidation of Maker; the Payee, by written notice to Maker, may declare this Note to be forthwith due andpayab1e, without presentment, demand for payment, notice of dishonor, protest and notice of protest, and any and all other notices or demand of any kind, all of which are hereby expressly waived by Maker, whereupon this Note shall be forthwith due and payable.

Maker agrees to pay the cost of collection and reasonable attorney fees and expenses in connection with any default in the payment of this Note. The liability of the Maker hereunder shall be unconditional and shall not be in any manner affected by any indulgence whatsoever granted or consented to by the Payee, including, without limitation, any extension of time, renewal, waiver of the right to exercise the same, or any other right at any time or from time to time.

This Note shall be governed by and construed in accordance with the laws of the State of California applicable to contracts executed and to be performed wholly in that State.

IN WITNESS WHEREOF, the undersigned has executed this s of the day and year first above written.

Vitamin Blue, Inc.

By:           /s/ Frank D. Ornelas,
President